UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 14, 2017

Commission File No. 001-38250

FAT Brands Inc.

(Exact name of registrant as specified in its charter)

Delaware	08-2130269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9720 Wilshire Blvd., Suite 500

Beverly Hills, CA 90212

(Address of principal executive offices) (Zip Code)

(310) 402-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[X] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2017, FAT Brands Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) to purchase all of the right, title and interest in and to the membership interests of Hurricane AMT, LLC, a Florida limited liability corporation (“Hurricane”) for a purchase price of $12,500,000. Hurricane is the franchisor of Hurricane Grill & Wings and Hurricane BTW Restaurants. The original Hurricane Grill & Wings opened in Fort Pierce, Fla., in 1995 and has expanded to over 60 restaurant locations in Alabama, Arizona, Colorado, Florida, Georgia, Kansas, New York, and Texas. The sellers in the Purchase Agreement are Gama Group LLC; Salient Point Trust; Satovsky Enterprises, LLC; Mapes Holdings LLC; and Martin O’Dowd (collectively, the “Sellers”). There are no existing relationships between the Company and any of the Sellers. Except as otherwise agreed by the Company and Sellers, Hurricane will be sold on a cash-free, debt-free basis and will have no accrued salaries and payroll taxes in excess of an amount agreed upon by the Company and the Sellers.

Except as otherwise agreed by the Company and Sellers during the due diligence period, the purchase price paid to the Sellers at the closing will be reduced by (i) all Hurricane indebtedness then outstanding which indebtedness will be paid by the Company pursuant to payoff letters from the applicable payees; (ii) all other liabilities of Hurricane, other than those incurred and payable in the ordinary course of business consistent with past practices; (iii) such other types of payables incurred prior to the closing that the Company agrees to assume at or after the closing as approved by the Company and Sellers; and (iv) any accrued salaries and payroll taxes in excess of an agreed upon amount by the parties.

Unless otherwise waived by the Company, its obligation to consummate the transactions contemplated by the Purchase Agreement is subject to its completion of a private placement of $30 million to $50 million.

The Purchase Agreement contains customary representations and warranties of the Sellers and provides that the Sellers will, subject to certain limitations, indemnify the Company against claims and losses incurred or suffered by the Company as a result of, among other things, any inaccuracy of any representation or warranty of the Sellers contained in the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the Purchase Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Company issued a press release on November 15, 2017 announcing the execution of the Purchase Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Hurricane. The Purchase Agreement contains representations and warranties of the Sellers. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that will modify, qualify and create exceptions to the representations and warranties set forth in the Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made, at closing or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

2.1	Membership Interest Purchase Agreement, dated November 14, 2017, by and among Gama Group LLC, Salient Point Trust, Satovsky Enterprises, LLC, Mapes Holdings LLC and Martin O’Dowd, as Sellers, and FAT Brands Inc., as Buyer.

99.1	Press Release of FAT Brands Inc. issued on November 15, 2017.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2017

FAT BRANDS INC.

By:	/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn
Chief Executive Officer

3